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                                                                      EXHIBIT 16

DONNELLY MEINERS JORDAN KLINE

A Professional Corporation
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Securities and Exchange Commission
450 fifth Street, N.W.
Washington, DC  20549

Gentlemen,

As stated in the Registration Statement of GFSI Holdings, Inc. on Form S-4, in connection with our audit of the financial statements of Winning Ways, Inc. as of and for each of the two years in the period ended June 30, 1995 and during the interim period through March 28, 1997, we have had no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to our satisfaction would have caused us to make reference thereto in our report on the financial statement for such periods.

Kansas City, Missouri
December 12, 1997